Exhibit 10.3
GUARANTEE AND COLLATERAL AGREEMENT
made by
NBC HOLDINGS CORP.,
NBC ACQUISITION CORP.,
NEBRASKA BOOK COMPANY, INC.
and
CERTAIN OF THEIR SUBSIDIARIES
each a Debtor and Debtor-in-Possession
in favor of
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of June 30, 2011

Page

9.12 Reinstatement	40
9.13 GOVERNING LAW	40
9.14 Submission To Jurisdiction; Waivers	40
9.15 Acknowledgements	41
9.16 WAIVER OF JURY TRIAL	41
9.17 Additional Grantors	41
9.18 Releases	41
9.19 Interim Order and Final Order	41

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	[RESERVED]
Schedule 8	Commercial Tort Claims
Schedule 9	Vehicles
Schedule 10	Deposit Accounts; Lock Boxes
Schedule 11	Letter-of-Credit Rights; Chattel Paper
Schedule 12	Local Store Accounts
Schedule 13	Reserved Local Blocked Accounts

ANNEXES
Annex 1	Assumption Agreement

EXHIBITS
A	Form of DDA Notification

GUARANTEE AND COLLATERAL AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Agreement”), dated as of June 30, 2011, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, in favor of JPMORGAN CHASE BANK, N.A., as collateral agent and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of June 30, 2011 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NBC Holdings Corp. as a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (“SuperHoldings”), NBC Acquisition Corp. as a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (“Holdings”), Nebraska Book Company, Inc. as a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Lenders, the Administrative Agent and the other agents party thereto and the other Secured Parties (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, on June 27, 2011, the Grantors filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to the Bankruptcy Code Section 1107 and 1108;
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have granted a Lien on certain of the Grantors’ assets and properties pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, in each case as more fully set forth in the Orders, and the parties hereto desire to more fully set forth their respective rights in connection with the Liens granted under the Orders, without in any way diminishing or limiting the effect of such Orders or the Liens granted thereunder;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and certain of the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1. DEFINED TERMS
1.1   Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York from time to time are used herein as so defined: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claim, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Security, and Supporting Obligations.
(b) The following terms shall have the following meanings:
“Account Debtor”: any obligor with respect to an Account.
“ACH”: automated clearing house transfers.
“Administrative Agent”: as defined in the Preamble.
“Agreement”: as defined in the Preamble.
“Borrower”: as defined in the Preamble.
“Borrower Obligations”: the collective reference to (i) the unpaid principal of and interest on the Loans and Reimbursement Obligations, (ii) all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement) to the Administrative Agent or any Lender (or, in the case of any Swap Obligations, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any Swap Agreement entered into by the Borrower with any Lender (or any Affiliate of any Lender) on or after the Petition Date or any other document made, delivered or given in connection therewith, (iii) all Swap Obligations of each Loan Party created on or after the Petition Date and (iv) all Banking Services Obligations of each Loan Party created on or after the Petition Date, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
“Collateral”: as defined in Section 3.

“Collateral Access Agreement”: as defined in Section 5.13.
“Collateral Deposit Account”: as defined in Section 6.1(a).
“Collateral Report”: any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Secured Party with respect to the Collateral pursuant to any Loan Document.
“Collection Account”: as defined in Section 6.1(b).
“Concentration Account”: as defined in Section 6.4 (e).
“Contingent Obligations”: any contingent indemnification obligations for which no claim has been made, it being understood the following and similar obligations shall not constitute Contingent Obligations: (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding Letters of Credit.
“Control”: has the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
“Copyright Licenses”: all agreements, whether written or oral, naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation (a) the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, (b) all rights to income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.
“Credit Agreement”: as defined in the Preamble.
“DDA”: means each checking, savings or other Deposit Account maintained by any of the Grantors. All funds in each DDA shall be presumed to be Collateral and proceeds of Collateral, and the Administrative Agent and the other Secured Parties shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“DDA Notification”: as defined in Section 6.4(a)(i).

“Deposit Account”: as defined in the UCC and, in any event, including without limitation, any demand, time, savings, passbook or like account maintained with a depository institution.
“Deposit Account Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.
“Excluded Property”: as defined in Section 3.
“Grantors”: as defined in the Preamble.
“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations, (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, (iii) all Banking Services Obligations of such Guarantor and (iv) all Swap Obligations of such Guarantor, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to each Grantor other than the Borrower.
“Holdings”: as defined in the Preamble.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, trade secrets, confidential or proprietary technical and business information, know-how, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom.
“Intent to Use Applications”: any United States “intent-to-use” Trademark applications for which a statement of use has not yet been filed and accepted with the United States Patent and Trademark Office.
“Intercompany Note”: any promissory note evidencing loans made by any Grantor to SuperHoldings or any of its Subsidiaries.
“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of a Pledged Stock.
“Lenders”: as defined in the Preamble.
“Local Blocked Account Agreement”: with respect to an account established by a Grantor, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing Control of such account by the Administrative Agent and whereby the bank maintaining such account agrees, during any Trigger Period, to comply only with the instructions originated by the Administrative Agent without the further consent of any Grantor.
“Local Blocked Account Bank”: each bank with whom Deposit Accounts are maintained in which any funds of any of the Grantors from one or more DDAs are concentrated and with whom a Local Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Local Blocked Accounts”: as defined in Section 6.4(a)(iii).
“Lock Boxes”: as defined in Section 6.1(a).
“Lock Box Agreements”: as defined in Section 6.1(a).
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.
“Patent License”: (a) all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by the claims of a Patent, including, without limitation, any of the foregoing referred to in Schedule 6, (b) all income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.
“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Receivable”: any Account, Chattel Paper, Document, Instrument or other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
“Reserved Local Blocked Account”: certain accounts of the Grantors not subject to a Local Blocked Account Agreement as set forth on Schedule 13, as such Schedule may be updated from time to time.
“Secured Parties”: the collective reference to (i) the Administrative Agent, (ii) the Lenders (including, without limitation, any Issuing Lender and any Swing Line Lender), (iii) any other holder from time to time of any of the Obligations and Guarantor Obligations and (iv) the permitted successors and assigns of any of the foregoing.
“Securities Act”: the Securities Act of 1933, as amended.
“SuperHoldings”: as defined in the Preamble.
“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.
“Trademark License”: (a) any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6, (b) all income, royalties, Proceeds, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Trigger Event”: (a) the occurrence and continuance of an Event of Default or (b) the failure of the Borrower to maintain Availability at least equal to the greater of (i) 20.0% of the Total Revolving Credit Commitments and (ii) $15,000,000, in each case for the relevant portion of such Cash Dominion Period. The failure under clause (b) hereof is referred to herein as an “Availability Event”.
“Trigger Period”: the period beginning upon the occurrence of a Trigger Event and ending on (a) if such Trigger Event arises as a result of an Event of Default, the date such Event of Default is waived in accordance with the Credit Agreement, or (b) if such Trigger Event arises as a result of an Availability Event, the date Availability has equaled or exceeded the greater of (i) 25% of the Total Revolving Credit Commitments and (ii) $18,750,000, in each case for a period of 60 consecutive days; provided, however, that if any Trigger Event shall have occurred and the resulting Trigger Period ended for any reason hereunder on three (3) occasions, the Trigger Period for any subsequent (fourth) Trigger Event shall be unlimited in duration and such Trigger Period shall continue for the remainder of the term of this Agreement.
“UCC”: the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on any Collateral.
“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, the vehicles listed on Schedule 9 and all tires and other appurtenances to any of the foregoing.
1.2   Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
2.1   Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
(d) The guarantee contained in this Section 2 shall remain in full force and effect until (i) all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, (ii) no Letter of Credit shall be outstanding (except to the extent such Letter of Credit shall have been cash collateralized to the reasonable satisfaction of the Issuing Lender) and (iii) the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding (except to the extent such Letter of Credit shall have been cash collateralized to the reasonable satisfaction of the Issuing Lender) and the Commitments are terminated.
2.2   Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3   No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full (other than the Contingent Obligations), such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
2.4   Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
2.5   Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
2.6   Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7   Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017.

SECTION 3. GRANT OF SECURITY INTEREST
Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(a) all Accounts;
(b) all Chattel Paper;
(c) all Commercial Tort Claims with respect to matters listed on Schedule 8;
(d) all Deposit Accounts (including all cash and other items deposited therein or credited thereto);
(e) all Documents;
(f) all Equipment;
(g) all Fixtures;
(h) all General Intangibles;
(i) all Goods;
(j) all Instruments;
(k) all Intellectual Property, but excluding Intent to Use Applications, solely to the extent that, and during the period which, granting a lien in such Intent to Use Application prior to such filing would adversely affect the enforceability or validity of such Intent to Use Application;
(l) all Inventory;
(m) all Investment Property;
(n) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;
(o) all Pledged Collateral;
(p) all Securities Accounts
(q) all Vehicles and title documents with respect to Vehicles;
(r) all cash or cash equivalents;
(s) all other property not otherwise described above;
(t) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto pertaining to the Collateral; and

(u) to the extent not otherwise included, all accessions to, substitutions for and replacements, Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (a) any personal property which does not constitute the Collateral pursuant to the Orders to the extent the Orders specifically provide that such property shall not constitute Collateral and (b) more than 65% of the voting Capital Stock of any Foreign Subsidiary directly owned by the Grantor.
The security interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and certain of the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:
4.1   Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
4.2   Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement and the Orders, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement and the Orders.
4.3   Perfected First Priority Liens. (a) Subject to the Carve Out, the Interim Order is (and the Final Order when entered will be) effective to create in favor of the Lenders legal, valid, enforceable and fully perfected security interests in and Liens on the Collateral described therein (with respect to Collateral that is Intellectual Property or General Intangibles, if and to the extent perfection can be achieved thereby).

(b) Without limiting the foregoing, the Loan Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral in which a security interest may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(b) to the Credit Agreement, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.
4.4   Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), federal employer identification number and the location and mailing address of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long form good standing certificate as of a date which is recent to the date hereof. The name in which it has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past five years, (i) except as described on Schedule 4, been a party to any acquisition, merger or consolidation or (ii) other than as set forth in Schedule 4, had any other legal name.
4.5   Collateral Locations. On the date hereof, the Inventory, the Equipment (other than mobile goods) and all other material Collateral are kept at the locations listed on Schedule 5. All of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated as such in Schedule 5 and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated as such in Schedule 5.
4.6   Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.
4.7   Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.
(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by Section 7.3(m) of the Credit Agreement.

4.8   Accounts and Chattel Paper. (a) The names of the obligors, amounts owing, due dates and other information with respect to such Grantor’s Accounts and Chattel Paper are and will be correctly stated in all material respects, at the time furnished, in all records of such Grantor relating thereto and, to the extent created, in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.
(b) With respect to such Grantor’s Accounts, except (A) as disclosed on the most recent Collateral Report or (B) with respect to Accounts which were generated or came into existence after the date of the information of the latest Borrowing Base Certificate required to be delivered to the Administrative Agent under the Credit Agreement, (i) all such Accounts are Eligible Accounts Receivable; (ii) all such Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business; and (iii) to such Grantor’s knowledge, there are no facts, events or occurrences that have not been disclosed to the Administrative Agent which in any way impair the validity or enforceability thereof or would reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Collateral Reports with respect thereto.
(c) In addition, with respect to its Accounts represented as being Eligible Accounts Receivable, (i) the amounts shown on all invoices, statements and Collateral Reports with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments promptly delivered to a Lock Box or a Collateral Deposit Account to the extent required pursuant to Section 6.1(b); and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.
4.9   Intellectual Property. (a) Schedule 6 lists all applications for federal registration or patent and federally registered or patented Intellectual Property owned by such Grantor in its own name on the date hereof.
(b) To the knowledge of each Grantor, on the date hereof, all material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable and has not been abandoned.
(c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, except for office actions issued in the ordinary course of prosecution of any pending applications for any Patent, Trademark or Copyright, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property owned by such Grantor.
4.10   Deposit Accounts. On the date hereof, all of such Grantor’s Deposit Accounts are listed on Schedule 10.
4.11   Letter-of-Credit Rights and Chattel Paper. On the date hereof, Schedule 11 lists all Letter-of-Credit Rights and Chattel Paper of such Grantor. All action by such Grantor necessary to protect and perfect the Administrative Agent’s Lien under the laws of the United States on each item listed on Schedule 11 has been or, promptly following the Closing Date shall be, duly taken (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder).
4.12   Inventory. With respect to any of such Grantor’s Inventory (a) such Inventory (other than Inventory in transit) is located at one of such Grantor’s locations set forth on Schedule 5, (b) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Sections 5.3(d) and 5.4, (c) such Grantor has good and marketable title to such Inventory and such Inventory is not subject to any Lien except for the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, and except for Liens permitted under the Loan Documents, (d) except (A) as disclosed in the most recent Collateral Report, such Inventory is of good and merchantable quality, free from any defects or (B) with respect to Inventory which was produced or came into existence after the date of the information of the latest Borrowing Base Certificate required to be delivered to the Administrative Agent under the Credit Agreement, (e) such Inventory that constitutes Collateral is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies (other than royalties incurred pursuant to sale of such Inventory under the licensing agreement related thereto) to any third party upon such sale or other disposition, (f) such Inventory has been produced in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (g) the completion of manufacture, sale or other disposition of such Inventory that constitutes Collateral by the Administrative Agent after the occurrence and during the continuance of an Event of Default shall not require the consent of any Person (except as required by applicable law) and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.
4.13   Commercial Tort Claims (a) On the date hereof, except to the extent listed in Schedule 8, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $100,000.

(b) The security interest granted in each Commercial Tort Claim with respect to matters listed on Schedule 8 constitutes a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement and the Orders which have priority over the Liens on such Collateral by operation of law.
4.14   Vehicles. Schedule 9 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.
SECTION 5. COVENANTS
Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Obligations (other than the Contingent Obligations) shall have been paid in full, no Letter of Credit shall be outstanding (except to the extent such Letter of Credit shall have been cash collateralized to the reasonable satisfaction of the Issuing Lender) and the Commitments shall have terminated:
5.1   Covenants in Credit Agreement; Payment of Obligations. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries. Except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court, each Grantor will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its post-petition material taxes and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Grantor is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Grantor and (ii) all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed and which are permitted to be paid post-petition by order of the Bankruptcy Court that has been entered with the consent of (or non-objection by) the Administrative Agent.
5.2   Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.3   Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever (subject in each case to Liens permitted to have priority senior to the Liens created under this Agreement and to the rights of such Grantor under the Loan Documents to dispose of the Collateral).
(b) Such Grantor will furnish to the Administrative Agent and the other Secured Parties as may be reasonably required from time to time statements and schedules further identifying and describing the Collateral and other property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.
(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain Control with respect thereto.
(d) Locations. Such Grantor will deliver an update to Schedule 5 within 15 days after each June 30, September 30, December 31 and March 31 that will specify each location not set forth on the prior Schedule 5 such that no material portion of the Collateral (except for Equipment or Inventory in transit, that has been sold (including sales on consignment or approval in the ordinary course of business), that is out for repair, that is at other locations for the purpose of onsite maintenance or repair or any Collateral that is at locations with Collateral less than $100,000 in aggregate value) owned by it is at any location other than those in such updated Schedule 5 as of June 30, September 30, December 31 or March 31 as applicable.
5.4   Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent, if any, necessary to maintain the validity, perfection and priority of the security interests provided for herein:
(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence, as the case may be, or mailing address from that referred to in Section 4.4;
(ii) change its name or organization identification number issued by its state of organization or type of entity or federal employer identification number; or
(iii) change its warehouses or locations at which Collateral is held or stored.

5.5   Notices. Such Grantor will advise the Administrative Agent and the other Secured Parties promptly, in reasonable detail, of:
(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement and the Orders) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
(b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
5.6   Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
(b) Without the prior written consent of the Administrative Agent (except pursuant to a transaction expressly permitted by the Credit Agreement), such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by Section 7.3(m) of the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 7.3(c) and 7.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 with respect to the Investment Property issued by it.
5.7   Receivables. (a) Certain Agreements on Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof.
(b) Collection of Receivables. Except as otherwise provided in this Agreement, such Grantor will collect and enforce, in accordance with its policies in effect from time to time and in the ordinary course of business, all amounts due or hereafter due to such Grantor under the Accounts owned by it.
(c) Delivery of Invoices. Such Grantor will deliver to the Administrative Agent promptly upon its reasonable request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Administrative Agent shall specify.
(d) Disclosure of Counterclaims on Receivables. If (i) any material discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a material amount of Eligible Accounts Receivable or (ii) to the knowledge of such Grantor, any material dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Eligible Account Receivable, such Grantor will timely disclose such fact to the Administrative Agent. After the occurrence and during the continuance of an Event of Default, such Grantor shall send the Administrative Agent a copy of each credit memorandum in excess of $100,000 as soon as issued, and such Grantor shall timely report each credit memorandum and each of the facts required to be disclosed to the Administrative Agent in accordance with this Section 5.7(d) on the Borrowing Base Certificates submitted by it.
(e) Electronic Chattel Paper. In the event such Grantor is or becomes the owner of any electronic chattel paper such Grantor shall promptly notify the Administrative Agent and, if requested by the Administrative Agent, shall use commercially reasonable efforts to grant the Administrative Agent Control of such electronic chattel paper in accordance with the UCC.
5.8   Intellectual Property. (a) Such Grantor will, in the reasonable business judgment of such Grantor, (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the substantially same quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not (and use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor will not do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become prematurely invalidated, forfeited, abandoned or dedicated to the public.
(c) Such Grantor will not do any act whereby any material portion of the Copyrights owned by such Grantor may fall into the public domain.
(d) Such Grantor will not do any act that infringes the material intellectual property rights of any other Person.
(e) Such Grantor will notify the Administrative Agent and the other Secured Parties promptly if it knows that any application or registration relating to any material Intellectual Property owned by the Company may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same, except for office actions issued in the ordinary course of prosecution of any pending applications for Patent, Trademark or Copyright.
(f) Whenever such Grantor, either by itself or through any agent or employee controlled by such Grantor, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within fifteen (15) days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers in the United States as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark owned by such Grantor and the goodwill of such Grantor relating to such Trademark or represented by such Trademark.
(g) Such Grantor will take all reasonable and necessary steps in its reasonable business judgment, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration or patent) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability and payment of maintenance fees.

(h) In the event that any material Intellectual Property owned by such Grantor is, in the reasonable business judgment of such Grantor, infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deems appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value to such Grantor, promptly notify the Administrative Agent after it learns thereof and, if appropriate in the reasonable business judgment of such Grantor, sue for infringement, misappropriation or dilution, injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
(i) Upon the occurrence and during the continuance of an Event of Default, upon the written request of the Administrative Agent, each Grantor will use its commercially reasonable efforts to obtain all consents and approvals necessary for the assignment to the Administrative Agent or its designee of any license held by such Grantor and to enable the Administrative Agent or its designee to enforce the security interests granted hereunder.
5.9   Maintenance of Inventory. (a) Returned Inventory. Such Grantor shall promptly report to the Administrative Agent any return involving an amount in excess of $500,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to such Grantor when an Event of Default exists, such Grantor, upon the reasonable request of the Administrative Agent, shall: (i) hold the returned Inventory in trust for the Administrative Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Administrative Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon.
(b) Inventory Count. Such Grantor will conduct a physical count of its Inventory consistent with past practice at least once per fiscal year, and at such other times as the Administrative Agent reasonably requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory.
5.10   Insurance. (a) All insurance policies required hereunder and under Section 6.5 of the Credit Agreement in respect of property or casualty shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent (i) all proceeds thereunder with respect to any Collateral shall be applied in accordance with Section 2.9 of the Credit Agreement; (ii) providing that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Administrative Agent.

(b) All premiums on any such insurance shall be paid when due by such Grantor, and, if reasonably requested by the Administrative Agent, copies of the policies shall be delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at such Grantor’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the applicable Grantor’s expense.
5.11   Commercial Tort Claims. Such Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim with potential value in excess of $100,000 acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation reasonably acceptable to the Administrative Agent granting to the Administrative Agent a first priority security interest in such Commercial Tort Claim (subject to the Liens permitted under the Loan Documents and the Orders).
5.12   Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a value in excess of $250,000, it shall promptly after becoming a beneficiary notify the Administrative Agent thereof and, at the request of the Administrative Agent (a) use commercially reasonable efforts to cause the issuer and/or confirmation bank to consent to the assignment of any Letter-of-Credit Rights in connection with such letter of credit to the Administrative Agent and (b) agree to direct all payment thereunder to a Deposit Account (which payments shall then be applied as required by the Credit Agreement).
5.13   Collateral Access Agreements Such Grantor shall use commercially reasonable efforts to obtain a collateral access agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral consisting of Inventory is stored or located or which is the location of the Borrower’s principal place of business, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent (each such agreement, a “Collateral Access Agreement”). Such Grantor shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.
5.14   Vehicles. To the extent the aggregate value of the Vehicles of the Loan Parties at such time exceeds $100,000, such Grantor will give the Administrative Agent notice of its acquisition of any Vehicle and deliver to the Administrative Agent, upon request, the original of any vehicle title certificate and provide and/or file all other documents or instruments necessary to have the Lien of the Administrative Agent noted on any such certificate or with the appropriate state office. Notwithstanding any other provisions of this Agreement and the other Loan Documents, the Loan Parties shall not be required to cause Vehicles to be pledged as Collateral if the aggregate value of the Vehicles of the Loan Parties is less than $100,000 unless an Event of Default has occurred and is continuing.

SECTION 6. COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS
6.1   Collection of Receivables. (a) On or before the 30th day after the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion), each Grantor shall (to the extent not already delivered to JPMorgan Chase Bank, N.A.) (i) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account (other than (x) each Deposit Account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (y) each Deposit Account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero; provided that the aggregate balance excluded in this clause (y) shall not exceed $1,000,000 and (z) each Deposit Account used in the ordinary course of business for local store accounts (which shall comply with the provisions of Section 6.4 below)) maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (a “Collateral Deposit Account”), all of which Collateral Deposit Accounts as of the Closing Date are identified as such on Schedule 10, and (ii) establish lock box service (the “Lock Boxes”) with the banks set forth in Schedule 10, which Lock Boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Administrative Agent shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Administrative Agent and of irrevocable instructions to wire all amounts collected during any Cash Dominion Period therein to the Collection Account (a “Lock Box Agreement”). Each Grantor will comply with the terms of Section 6.2. During any Cash Dominion Period, the Administrative Agent shall have sole access to the Lock Boxes, and each Grantor shall take all action necessary to grant the Administrative Agent such sole access. For the avoidance of doubt, the parties hereto hereby agree that so long as a Cash Dominion Period is not in effect, the applicable Grantor shall have free access to all assets in any Collateral Deposit Account or other Deposit Account or any securities account and shall be permitted to withdraw any and all such amounts without any consent from the Administrative Agent or any other Secured Party.
(b) During any Cash Dominion Period, each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements or a Collateral Deposit Account. During any Cash Dominion Period, the Administrative Agent shall be authorized to exercise exclusive control over any Collateral Deposit Account. The Administrative Agent hereby agrees that it will not deliver a notice exercising exclusive control over a Collateral Deposit Account unless a Cash Dominion Period has commenced and is continuing and, in addition, will provide any required notices necessary to any bank or other depository institution reversing any automatic wire instructions or access limitation instructions at the end of any Cash Dominion Period. At no time during a Cash Dominion Period shall any Grantor remove any item from a Lock Box or a Collateral Deposit Account without the Administrative Agent’s prior written consent. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement or Collateral Deposit Account after notice from the Administrative Agent, the Administrative Agent shall, notwithstanding the language set forth in Section 6.2(b) be entitled to make such notification directly to Account Debtor. If notwithstanding the foregoing instructions during any Cash Dominion Period, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall promptly deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account. During any Cash Dominion Period, all funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account may be swept on a daily basis into a collection account maintained by the Borrower with the Administrative Agent (the “Collection Account”). During any Cash Dominion Period, with respect to any Collateral Deposit Account for which a Deposit Account Control Agreement is not in place or any Lock Boxes for which lock box service has not been established, the applicable Grantor shall direct all funds deposited in such accounts to be swept on a daily basis into the Collection Account. The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of Section 6.3.
6.2   Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other Deposit Account (other than (i) each Deposit Account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each Deposit Account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero; provided that the aggregate balance excluded in this clause (ii) shall not exceed $1,000,000 and (iii) each Deposit Account used in the ordinary course of business for local store accounts (which shall comply with the provisions of Section 6.4 below)) or establishing a new Lock Box, each Grantor shall (a) obtain the consent of the Administrative Agent in writing to the opening of such Collateral Deposit Account, other Deposit Account or Lock Box and (b) cause each bank or financial institution in which it seeks to open (i) such Deposit Account, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Collateral Deposit Account, or (ii) such Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box. In the case of Deposit Accounts or Lock Boxes maintained with Lenders, the terms of such agreement shall be subject to the provisions of the Credit Agreement regarding setoffs.
6.3   Application of Proceeds; Deficiency. During any Cash Dominion Period, all amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 8.2 of the Credit Agreement and shall, after having been credited to the Collection Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.5(b) of the Credit Agreement if no Event of Default has occurred and is continuing or in accordance with Section 8.2 otherwise; provided that, so long as no Cash Dominion Period is in effect, collections which are received into the Collection Account shall be returned promptly to the Borrower. During a Cash Dominion Period triggered as a result of the occurrence and continuance of an Event of Default, the Administrative Agent shall require all other cash proceeds of the Collateral, which are not required to be applied to the Obligations pursuant to Section 2.9 of the Credit Agreement, to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. Any such proceeds of the Collateral shall be applied in the order set forth in Section 8.2 of the Credit Agreement unless the Bankruptcy Court or any other court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Administrative Agent into the Borrower’s general operating account with the Administrative Agent.

6.4   Local Store Accounts. (a) Each Grantor shall deliver to the Administrative Agent (to the extent not already delivered to JPMorgan Chase Bank, N.A.):
(i) On or before the 30th day after the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion) copies of notifications (each a “DDA Notification”) substantially in the form of Exhibit A hereto which have been executed on behalf of such Grantor with respect to each depository institution having a local store account and listed on Schedule 12;
(ii) on or before the 30th day after the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion), a fully executed Local Blocked Account Agreement with respect to the Concentration Account; and
(iii) on or before the 30th day after the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion), a fully executed Local Blocked Account Agreement satisfactory in form and substance to the Administrative Agent with each Local Blocked Account Bank (collectively, the “Local Blocked Accounts”) identified by the Administrative Agent; provided that no Local Blocked Account Agreement shall be required with respect to any Reserved Local Blocked Accounts so long as the Borrower is in compliance with Section 6.10(b) of the Credit Agreement.
Each DDA Notification shall be held by the Administrative Agent until the occurrence of a Trigger Event. After the occurrence of a Trigger Event and at any time during the continuance of a Trigger Period, the Administrative Agent may (and, at the request of the Required Lenders, shall) deliver each such DDA Notification to the applicable depository institution.
(b) During any Cash Dominion Period, the Grantors shall transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Local Blocked Account all amounts on deposit in each such DDA (provided that such covenant shall not apply to minimum balances as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained).
(c) [Reserved]
(d) [Reserved]
(e) During any Trigger Period, each Local Blocked Account Agreement shall require the transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to one of the concentration accounts designated by the Administrative Agent (collectively, the “Concentration Accounts”), of all cash receipts and collections, including, without limitation, the following:
(i) all available cash receipts from the sale of Inventory and other Collateral;
(ii) all proceeds of collections of Accounts;

(iii) all Net Cash Proceeds, and all other cash payments received by a Loan Party;
(iv) from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any mandatory prepayment pursuant to Section 2.9 of the Credit Agreement;
(v) the then contents of each DDA (net of any minimum balance, not to exceed $1,000,000 in the aggregate, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained).
(f) [Reserved]
(g) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Grantors hereby acknowledge and agree that (i) the Grantors have no right of withdrawal from the Concentration Account and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.4, any Grantor receives or otherwise has dominion and control of any proceeds or collections as described in Section 6.4(e), such proceeds and collections shall be held in trust by such Grantor for the Administrative Agent, shall not be commingled with any of such Grantor’s other funds or deposited in any account of such Grantor and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Grantor may be instructed by the Administrative Agent. During the continuation of a Trigger Period, all amounts deposited in the Concentration Account shall be deemed received by the Administrative Agent in accordance with Section 8.2 of the Credit Agreement and shall, after having been credited to the Concentration Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.5(b) of the Credit Agreement if no Event of Default has occurred and is continuing or in accordance with Section 8.2 otherwise; provided, that, except as otherwise provided in Section 8.2 of the Credit Agreement, upon payment in full of the outstanding Obligations, any remaining amounts will be released and transferred to a deposit account of the Grantors as the Borrower shall direct and the continuance of a Trigger Period (other than as a result of the occurrence of an Event of Default) shall not, in and of itself, impair the right of the Borrower to Loans in accordance with the terms hereof.
(h) Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Local Blocked Account and each Reserved Local Blocked Account to ensure the proper transfer of funds as set forth above.
SECTION 7. REMEDIAL PROVISIONS
7.1   Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Deposit Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 7.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent may be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.
(c) At the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
7.2   Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate (by mail, telephone, facsimile or otherwise) with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.
(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors of the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
7.3   Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 8.2 of the Credit Agreement, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.
7.4   Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 7.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Deposit Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Deposit Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.5.
7.5   Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Deposit Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the order set forth in Section 8.2 of the Credit Agreement.
7.6   Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations or any other Loan Document (including the Credit Agreement), all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to the Orders, (a) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, (b) give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral, (c) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the security interest granted herein to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall reasonably determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained), and (d) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Investment Property, to exchange certificates or instruments representing or evidencing Investment Property for certificates or instruments of smaller or larger denominations, and subject to the notice requirements of Section 7.3, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Investment Property as though the Administrative Agent was the outright owner thereof. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, if an Event of Default shall occur and be continuing, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the Lenders), with respect to such appointment without prior notice or hearing as to such appointment. Notwithstanding the foregoing, neither the Administrative Agent nor the Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

7.7   Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely because it has had such a result. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

7.8   Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:
(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere; and
(b) subject in all cases to any lease or sub-lease agreements and any collateral access agreements, permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.
7.9   Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense, on such terms and conditions as the Administrative Agent shall reasonably determine, any Intellectual Property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for infringement of such Intellectual Property and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may (subject to any restrictions contained in applicable third-party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence to the Administrative Agent may be exercised only upon the occurrence and, at the option of the Administrative Agent, during the continuance of an Event of Default, only as long as such Event of Default is continuing, and such license covering Trademarks owned by such Grantor shall be subject to levels of quality control at least as those prior to such Event of Default.

7.10   Subordination Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.
7.11   Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.
SECTION 8. THE ADMINISTRATIVE AGENT
8.1   Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii) in the case of any Intellectual Property owned by such Grantor, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill (in the case of Trademarks owned by the Company) of such Grantor relating thereto or represented thereby;
(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 7.6 or 7.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(v) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; assign any Copyright, Patent or Trademark owned by such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and
(vi) TO ACT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 8.1 ABOVE) WITH RESPECT TO ITS INVESTMENT PROPERTY, INCLUDING THE RIGHT TO VOTE SUCH INVESTMENT PROPERTY, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH INVESTMENT PROPERTY, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH INVESTMENT PROPERTY WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH INVESTMENT PROPERTY ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH INVESTMENT PROPERTY OR ANY OFFICER OR AGENT THEREOF), ONLY UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF A DEFAULT AND UPON PRIOR WRITTEN NOTICE TO THE GRANTORS.

Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.
(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c) The reasonable and documented expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable (with regard to licenses granted during an Event of Default as revoked if such Event of Default is no longer continuing) until this Agreement is terminated and the security interests created hereby are released.
8.2   Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9.207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it may be commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by applicable law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent may be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.2.
8.3   Execution of Financing Statements and Other Documents. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement and, if applicable, to maintain Control of Collateral. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or any similar description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.
8.4   Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may, after the occurrence and during the continuance of an Event of Default, or, in respect of any Protective Advance only, as permitted by Section 2.23 of the Credit Agreement, perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5   Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 5, 6, 7.1, 7.2, 7.3 and 7.4 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall, to the extent permitted under applicable law, be specifically enforceable against the Grantors.
8.6   Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 9. MISCELLANEOUS
9.1   Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.
9.2   Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
9.3   Waivers. To the extent permitted under applicable law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 9.2, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise out of the gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

9.4   No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.5   Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Secured Party, including the Administrative Agent, for all its reasonable and documented costs and expenses incurred in collecting under any guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party (other than the Administrative Agent) and of counsel to the Administrative Agent.
(b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(c) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement.
(d) The agreements in this Section 9.5 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
9.6   Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.7   Set-Off. Subject to the Orders, each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such other Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such other Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such other Secured Party hereunder and claims of every nature and description of the Administrative Agent or such other Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such other Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each other Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such other Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each other Secured Party under this Section 9.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such other Secured Party may have.
9.8   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
9.9   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10   Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
9.11   Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.12   Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
9.13   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
9.14   Submission To Jurisdiction; Waivers(a) .
Each Grantor hereby irrevocably and unconditionally:
(b) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;
(c) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.15   Acknowledgements. Each Grantor hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
9.16   WAIVER OF JURY TRIAL. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.17   Additional Grantors. Each Subsidiary of the Borrower, Holdings and SuperHoldings that is required to become a party to this Agreement pursuant to subsection 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
9.18   Releases. Collateral shall be released from the Lien created by this Agreement to the extent provided in Section 10.19 of the Credit Agreement.
9.19   Interim Order and Final Order. The terms and conditions of this Agreement shall be subject to the terms and conditions of the Orders.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

NBC HOLDINGS CORP. NBC ACQUISITION CORP. NEBRASKA BOOK COMPANY, INC. NBC TEXTBOOKS LLC NET TEXTSTORE LLC COLLEGE BOOKSTORES OF AMERICA, INC. CAMPUS AUTHENTIC LLC SPECIALTY BOOKS, INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

Schedule 1
NOTICE ADDRESSES OF GUARANTORS

Schedule 2
DESCRIPTION OF INVESTMENT PROPERTY
Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3
FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS

Schedule 4
LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Location

Schedule 5
LOCATION OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6
COPYRIGHTS AND COPYRIGHT LICENSES
PATENTS AND PATENT LICENSES
TRADEMARKS AND TRADEMARK LICENSES

Schedule 7
[RESERVED]

Schedule 9
VEHICLES

Schedule 8
COMMERCIAL TORT CLAIMS

Schedule 10
DEPOSIT ACCOUNTS; LOCK BOXES

Schedule 11
LETTER-OF-CREDIT RIGHTS; CHATTEL PAPER

ACKNOWLEDGEMENT AND CONSENT1
The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of June 30, 2011 (the “Agreement”; capitalized terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement), made by the Grantors parties thereto for the benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the other Secured Parties as follows:
1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.
3. The terms of Sections 7.3(a) and 7.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(a) or 7.7 of the Agreement.

[NAME OF ISSUER]

By:

Title:

Address for Notices:

Attention:
Fax:

[1]	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor. If a consent is required, its execution and delivery should be included among the conditions to the initial borrowing specified in the Credit Agreement.

Annex 1 to
Guarantee and Collateral Agreement
ASSUMPTION AGREEMENT, dated as of                     , 201_, made by                     , a                      corporation (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H :
WHEREAS, NBC Holdings Corp. (“SuperHoldings”), NBC Acquisition Corp. (“Holdings”), Nebraska Book Company, Inc. (the “Borrower”), each as a debtor and a debtor-in-possession, the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of June 30. 2011 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, SuperHoldings, Holdings, the Borrower and certain of their Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of June 30. 2011 (as further amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;
WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.17 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                     1 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

[1]	Refer to each Schedule which needs to be supplemented.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

56